Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Second Amendment") is made as of the _____ day of July, 2016, by and between 4th GENERATION PROPERTIES, INC., a British Columbia corporation ("Lessor"). and PRESBIBIO, LLC, a California limited liability company ("Lessee").

W I T N E S S E T H

WHEREAS, (i) Lessor's predecessor-in-interest, Image Holdings, Inc., and Lessee entered into that certain lease (the "Original Lease") captioned "STANDARD MULTI TENANT OFFICE LEASE-NET," dated April 21, 2012, and (ii) Lessor and Lessee entered into that certain amendment (the "First Amendment") captioned "FIRST AMENDMENT TO STANDARD MULTI-TENANT OFFICE LEASE-NET," dated as of April 8, 2016 (the Original Lease, as amended by the First Amendments referred to herein as the "Existing Lease"), pursuant to which Lessee leases from Lessor certain space (the "Premises") in the office building (the "Building") located at 8845 Irvine Center Drive, Irvine, California 92618 (the "Property"). The Premises is commonly known as Suite 100 and contains 9,033 rentable square feet.

WHEREAS, the term of the Existing Lease commenced on June 1, 2012.

WHEREAS, the Existing Lease shall expire on May 31,2017.

WHEREAS, Lessor and Lessee desire to extend the term of the Existing Lease for an additional period (the "Extended Term") of five (5) consecutive years through and Including May 31, 2022.

WHEREAS, Lessor and Lessee desire to amend the Existing Lease, all on the terms and conditions set forth in this Second Amendment (the Existing Lease, as amended by this Second Amendment, shall be referred to herein. collectively, as the "Lease").

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, Lessor and Lessee agree to amend the Existing Lease in the following respects effective as of the date hereof (the "Effective Date"):

1.Defined Terms. Unless defined in this Second Amendment, all capitalized terms shall have the meanings ascribed to them in the Existing Lease.

2.Recitals. The foregoing recitals are incorporated herein by reference at this point as though set forth in full and constitute material provisions of this Second Amendment.

3.Effective Date. This' Second Amendment shall become effective as an amendment to the Existing Lease as of the Effective Date and shall continue in effect until otherwise amended by the parties in writing or until expiration or sooner termination of the Lease.

4.Extension. The term of the Existing Lease is hereby extended through and including May 31, 2022, on all of the terms and conditions of the Lease, except as modified by this Second Amendment, unless sooner terminated in accordance with its terms. Lessor and Lessee acknowledge and agree that the Extended Term provided for herein shall constitute Lessee's option to extend the term of the Lease as provided in Paragraph 57 of the Original Lease, and therefore, effective as of the Effective Date, Paragraph 57 of the Existing Lease shall be terminated and of no further force or effect.

5.Base Rent. Prior to June 1, 2017, Lessee shall continue to pay monthly Base Rent for the Premises in accordance with the terms of the Existing Lease. During the Extended Term, Lessee shall pay monthly Base Rent for the Premises as follows:

Period	Base Rent Rental Rate	Monthly Base Rent	Annual Base Rent

June 1, 2017 – May 31,2018	$2.35	$21,227.55	$254,730.60
June 1, 2018 – May 31, 2019	$2.42	$21,864.38	$262,372.52
June 1, 2019 – May 31, 2020	$2.49	$22,520.31	$270,243.69
June 1, 2020 – May 31,2021	$2.57	$23,195.92	$278,351.00
June 1, 2021 – May 31, 2022	$2.64	$23,891.79	$286,701.53

6.Improvement Allowance. Lessor shall make a total dollar contribution not to exceed Forty-Five Thousand One Hundred Sixty-Five and No/100 Dollars ($45,165.00) (the "Tl Allowance"), to reimburse Lessee for the reasonable out-ofpocket costs incurred by Lessee to construct tenant improvements in the Premises (the "Tl Costs”). Lessee may, subject to this paragraph, elect by written notice to Lessor to apply the Tl Allowance to the Tl Costs. So long as no Breach exists, and all Lessee improvements have been installed by Lessee in accordance with the applicable provisions of the Original Lease (including, without limitation, Paragraph 7.3), the Tl Allowance (or such requested portion thereof) shall be funded to Lessee for the Tl Costs within thirty (30) days after Lessee's presentation of a written draw request (such request shall include copies of paid invoices for the Tl Costs, full and final lien waivers covering all labor and materials expended and used in connection with the Tl Costs, and such other documentation as Lessor may reasonably require). Notwithstanding anything to the contrary contained in the Lease, Lessor shall not pay, and Lessee shall have no right with respect to, any portion of the Tl Allowance that is unused or not requisitioned pursuant to this Lease on or before December 1, 2017.

7.Security Deposit. Lessee and Lessor acknowledge that the current Security Deposit under the Lease is Twenty-Three Thousand Fifty-One and No/100 Dollars {$23,051.00). Concurrently with the execution of this Second Amendment, Lessee shall deposit with Lessor an amount equal to Eight Hundred Forty and 79/100 Dollars ($840.79), which amount shall be applied to increase the Security Deposit to Twenty• Three Thousand Eight Hundred Ninety-One and 79/100 Dollars ($23,891.79).

8.Miscellaneous. Paragraph 52 and Paragraph 53 of the Original Lease are hereby deleted in their entirety.

9.Estoppel Certifications. On and as of the date hereof, Lessee hereby states and certifies to Lessor the following:

(A)The Existing Lease and this Second Amendment have been duly authorized and executed by Lessee and are in full force and effect.There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Lessor and Lessee, regarding the Premises, except as provided in the Existing Lease and this Second Amendment. Lessee has no (a) option to extend the term of the Lease, (b) option to expand the Premises, or (c) any option or right of first refusal to purchase the Premises or any part thereof.

(b)Lessee has accepted and is in possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Lessee, and no sublease, concession agreement or license covering the Premises, or any portion of the Premises, has been entered into by Lessee, except for the assignment of this Lease by the original Lessee thereunder to Lessee.

(c)Lessee has paid all rent and other amounts due under the Lease for all periods up to and including June 30, 2016, except for certain operating expense pass through& which have yet to be invoiced by Lessor. Lessee hereby acknowledges its continuing obligation to pay certain Operating Expenses as and to the extent required by the Lease, as amended by the terms of this Second Amendment, which obligation corresponds to twenty-five percent (25%) of all such Operating Expenses applicable to the Building.

(c)Lessee claims no offsets, setoffs, rebates, concessions, abatements, free rent, credits, deductions or defenses with respect to any minimum rent or additional rent or any other amount payable under the Lease.

(d)To Lessee's best knowledge, after due and diligent inquiry, all obligations of Lessor under the Lease to be satisfied or performed as of the Effective Date, or to have been satisfied or performed, by Lessor as of the Effective Date have been fully satisfied or performed. There exists no defense to, or right of setoff against. enforcement of the Lease by Lessor. Neither Lessor nor Lessee is in default under the Lease, and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

(e)Lessee has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

10. Brokers.

a.Lessee represents that Lessee has dealt only with Redwood West and Lee & Associates (whose commissions, if any, shall be paid by Lessor pursuant to separate agreement) as broker, • agent or finder in connection with this Second Amendment and agrees to indemnify and hold Lessor harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any other broker, agent or finder with whom Lessee has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Lessee or the negotiation with Lessee of this Second Amendment

b.Lessor represents that Lessor has dealt only with Redwood West and Lee & Associates (whose commissions, if any, shall be paid by Lessor pursuant to separate agreement) as broker, ; agent or finder in connection with this Second Amendment and agrees to indemnify and hold Lessee harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any other broker, agent or finder with whom Lessor has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Lessee or the negotiation with Lessee of this Second Amendment.

11.Ratification. The parties hereby affirm and ratify the Existing Lease as modified by this Second Amendment. No further changes to the Lease may be made except by written agreement signed by the parties. In the event of any conflict or inconsistency between the terms of the Existing Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

12.Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and permitted assigns; provided Lessor shall not be subject to any restriction in assigning its rights under the Lease.

13.Authority. Lessee hereby certifies to Lessor that the persons executing this Second Amendment on behalf of Lessee have the full power and authority to execute and deliver this Second Amendment on behalf of Lessee.

14.Counterparts. This •second Amendment may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. This Second Amendment may be delivered by facsimile or email transmission and shall be effective if each party hereto has executed and delivered at least one counterpart hereof.

15.No Offer. This Second Amendment shall not be binding until executed and delivered by both parties.

16.No Disclosure. Lessee agrees that it shall not disclose any of the matters set forth in this Second Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity, except for Lessee's attorneys and accountants. without obtaining the express written approval of Lessor.

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IN WITNESS WHEREOF, the parties have duly executed this Second Amendment as of the day and year first above written.

LESSOR:

4TH GENERATION PROPERTIES, INC.,

a British Columbia corporation

By:	/s/ Gabriel Davis
Name:	Gabriel Davis
Title:	President

LESSEE:

PRESBIBIO, LLC,

a California limited liability company

By:	/s/ Jarett Fenton
Name:	Jarett Fenton
Title:	CFO

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